EXHIBIT 3.1

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PHARMASSET, INC.

Pharmasset, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. Pharmasset, Inc. (the “Corporation”) was originally incorporated in the State of Delaware under the name “Pharmasset, Inc.” by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on June 8, 2004.

2. The Board of Directors of the Corporation, in accordance with the Bylaws of the Corporation and Section 141 of the General Corporation Law of the State of Delaware, duly adopted resolutions proposing and declaring advisable the adoption of this Third Amended and Restated Certificate of Incorporation.

3. This Third Amended and Restated Certificate of Incorporation, which was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware and which was duly adopted by the Corporation’s stockholders in accordance with Section 228 of the General Corporation Law of the State of Delaware, restates and integrates and further amends the provisions of the Certificate of Incorporation of the Corporation previously filed with the Secretary of State of Delaware on June 8, 2004, as amended to the date hereof.

4. The Certificate of Incorporation of Pharmasset, Inc. is hereby amended and restated to read in its entirety as follows:

FIRST: The name of the corporation is Pharmasset, Inc. (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is One Rodney Square, 10th Floor, Tenth and King Streets, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is RL&F Service Corp.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “General Corporation Law”).

FOURTH: The total number of shares of all classes of stock that the Corporation shall have authority to issue is 110,000,000 shares, consisting of (i) 100,000,000 shares of Common Stock, $0.001 par value per share (“Common Stock”), and (ii) 10,000,000 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A. COMMON STOCK.

(1) The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors upon any issuance of the Preferred Stock of any series.

(2) The holders of the Common Stock shall have voting rights at all meetings of stockholders, each such holder being entitled to one vote for each share thereof held by such holder; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (which, as used herein, shall mean the certificate of incorporation of the Corporation, as amended from time to time, including the terms of any certificate of designations of any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation. There shall be no cumulative voting.

(3) The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of Delaware.

(4) Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend or other rights of any then outstanding Preferred Stock.

(5) Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential or other rights of any then outstanding Preferred Stock.

B. PREFERRED STOCK.

(1) Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation as hereinafter provided. Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law.

(2) Subject to any limitations prescribed by law or this Certificate of Incorporation, authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designations relating thereto pursuant to the applicable law of the State of Delaware, to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the General Corporation Law of Delaware. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall rank senior, equal or junior to any other series of Preferred Stock to the extent permitted by law.

(3) The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of Delaware.

FIFTH: This Article is inserted for the management of the business and for the conduct of the affairs of the Corporation.

(1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(2) Subject to the rights of holders of any series of Preferred Stock to elect directors, the number of directors of the Corporation shall be established by the Board of Directors and shall consist of not less than three nor more than twenty-one members; the exact number to be determined from time to time by a resolution adopted by an affirmative vote of the entire Board of Directors. Subject to the rights of holders of any series of Preferred Stock to elect directors, the Board of Directors shall be and is divided into three classes designated as “Class I,” “Class II” and “Class III,” respectively. Each class shall be as nearly equal in number as the then total number of directors constituting the entire Board of Directors permits. Directors shall initially be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors.

(3) Subject to the rights of holders of any series of Preferred Stock to elect directors, each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, that each director initially appointed to Class I shall serve for a term expiring at the Corporation’s annual meeting of stockholders held in 2008; each director initially appointed to Class II shall serve for a term expiring at the Corporation’s annual meeting of stockholders held in 2009; and each director initially appointed to Class III shall serve for a term expiring at the Corporation’s annual meeting of stockholders held in 2010; provided further, that the term of each director shall continue until the election and qualification of his successor and be subject to his earlier death, resignation or removal.

(4) At each annual meeting of stockholders, the directors of one class shall be elected to hold office for a term expiring at the third annual meeting following the election and until a successor shall have been duly elected and qualified; at the next succeeding annual meeting, the directors of the second class shall be elected to serve for such a term; and at the third succeeding annual meeting, the directors of the third class shall be elected to serve for such a term. Election of directors need not be by written ballot, except as and to the extent provided in the Bylaws of the Corporation. During the intervals between annual meetings of stockholders, any vacancy occurring in the board of directors caused by resignation, removal, death or other incapacity, and any newly created directorships resulting from an increase in the number of directors, shall be filled by a majority vote of the directors then in office, whether or not a quorum. Each director chosen to fill a vacancy shall hold office for the unexpired term in respect of which such vacancy occurred. Each director chosen to fill a newly created directorship shall hold office until the next election of the class for which such director shall have been chosen. When the number of directors is changed, any newly created directorships or any decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as possible. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

SIXTH: Except to the extent that the General Corporation Law of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the General Corporation Law of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware, as so amended.

SEVENTH: The Company shall provide indemnification as follows:

(1) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(2) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(3) To the extent that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections (1) and (2) of this Article SEVENTH, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(4) Any indemnification under Sections (1) and (2) of this Article SEVENTH (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in such Sections (1) and (2). Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (a) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (b) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (c) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (d) by the stockholders of the Corporation.

(5) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation authorized in this Article SEVENTH. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate.

(6) The indemnification and advancement of expenses provided by, or granted pursuant to, the other sections of this Article SEVENTH shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(7) The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of Section 145 of the General Corporation Law.

(8) For purposes of this Article SEVENTH, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article SEVENTH with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(9) For purposes of this Article SEVENTH, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves service by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article SEVENTH.

(10) The indemnification and advancement of expenses provided by, or granted pursuant to, this Article SEVENTH shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

EIGHTH: In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, and subject to the terms of any series of Preferred Stock, the Board of Directors shall have the power to adopt, amend, alter or repeal the Corporation’s Bylaws. The affirmative vote of a majority of the directors present at any regular or special meeting of the Board of Directors at which a quorum is present shall be required to adopt, amend, alter or repeal the Corporation’s Bylaws.

NINTH: Special meetings of stockholders for any purpose or purposes may be called at any time by the Board of Directors, the Chairman of the Board or the President, but such special meetings may not be called by any other person or persons. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

TENTH: The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all the provisions of this Certificate of Incorporation and all rights conferred on stockholders, directors and officers in this Certificate of Incorporation are subject to this reserved power.

ELEVENTH: No action required to be taken or that may be taken at any annual or special meeting of stockholders of the Corporation may be taken by written consent without a meeting, and the power of stockholders to consent in writing is specifically denied.

IN WITNESS WHEREOF, the Company has caused this Third Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer this the 2nd day of May, 2007.

PHARMASSET, INC.

By:	/s/ P. Schaefer Price
Name:	P. Schaefer Price
Title:	President and Chief Executive Officer

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